EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-21781) pertaining to the Employees’ Stock Purchase Plan of Universal Leaf Tobacco Company, Incorporated and Designated Affiliated Companies of our report dated June 24, 2004, with respect to the financial statements and schedules of the Employees’ Stock Purchase Plan of Universal Leaf Tobacco Company, Incorporated and Designated Affiliated Companies included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/S/ ERNST & YOUNG LLP

Richmond, Virginia

June 24, 2004